EXHIBIT 5.1

Dykema Gossett PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, Michigan 48304

December 14, 2016

Syntel, Inc.

525 E. Big Beaver, Rd., Suite 300

Troy, Michigan 48083

Ladies and Gentlemen:

We have served as counsel to Syntel, Inc. (the “Company”) in connection with the preparation of the Registration Statement (Form S-8) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the issuance in the manner described in the Registration Statement of 16,000,000 shares of the Company’s common stock, with no par value (the “Common Stock”), pursuant to the 2016 Incentive Plan.

We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon such examination, we are of the opinion that the Common Stock reserved for issuance under the 2016 Incentive Plan, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DYKEMA GOSSETT PLLC

/s/ Dykema Gossett PLLC